Exhibit T3B.60

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PORT ORANGE HOLDINGS II, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Port Orange Holdings II, LLC, a Florida limited liability company (the “Company”), is made and entered into as of the 2nd day of December, 2018, by CBL & Associates Management, Inc., a Delaware corporation (herein referred to as the “Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under and pursuant to the Act (as defined herein) and is currently governed by that certain Limited Liability Company Agreement of the Company dated as of November 19, 2007, as amended by that certain Modification No. One to Limited Liability Company Agreement dated as of February 29, 2008, and that certain Modification No. Two to Limited Liability Company Agreement dated as of September 27, 2010 (collectively, the “Original Agreement”), by the Pavilion at Port Orange, LLC, a Florida limited liability company (the “Original Member”);

WHEREAS, as of the date hereof, the Original Member of the Company has assigned all of its membership interest in the Company; and

WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby amends and restates the Original Agreement in its entirety as follows:

ARTICLE I

1.1      Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in the Act.

(a)      “Act” means the Florida Limited Liability Company Act in effect on the date hereof and as may be hereafter amended.

(b)      “Agreement” means this Amended and Restated Limited Liability Company Agreement and as may be hereafter amended.

(c)      “Articles of Organization” means the Articles of Organization of the Company filed with the Department of State of the State of Florida on November 2, 2007, as amended or amended and restated from time to time.

(d)      “Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i)      the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Florida;

(ii)      provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Member; and

(iii)      other reserves which, in the discretion of the Member are necessary for the operation of the Company’s business.

(e)      “Chief Manager” means the Chief Manager of the Company as described in Article VIII below, or any subsequent Chief Manager as may be elected by the Member.

(I)          “Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

(g)         “Company” means Port Orange Holdings 11, LLC, the limited liability company formed by the organizer of the Company.

(h)        “Managers” means the Chief Manager, the Secretary and/or any subsequent or additional Manager as may be elected by the Member. Each Manager is designated as a “manager” of the Company within the meaning of the Act.

(i)          “Member” means CBL & Associates Management, Inc., a Delaware corporation.

(j)          “Membership Interest” means the Member’s entire interest in the Company.

(k)        “Net Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(1)      “Net Profits” means the excess of all income of the Company over all expenses of the Company, (including the amount of any gains recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(m)      “Property” means the real estate and all improvements thereon as described on Exhibit “A”.

(n)      “Secretary” means the CBL Holdings I, Inc., a Delaware corporation, as the Secretary of the Company as described in Article VIII, or any subsequent Secretary as may be elected by the Member.

(o)    “Treasure Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

ARTICLE II

FORMATION

2.1      Formation. The Member hereby acknowledges the formation of the Company by the filing of the Articles of Organization with the Florida Department of State.

2.2      Name. The name of the Company shall be Port Orange Holdings II, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Member may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3      Articles of Organization. The Articles of Organization as filed with the Florida Department of State on November 2, 2007, are hereby adopted and ratified by the Member. In the event of a conflict between the terms of this Agreement and the terms of the Articles of Organization, the terms of the Articles of Organization shall prevail.

2.4      Amended and Restated Limited Liability Company Agreement. The Member hereby states that except as otherwise provided by the Act or the Articles of Organization, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5      Offices. The principal executive office of the Company shall be CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Member.

ARTICLE III

PURPOSE AND POWER

3.1      Purpose. The purpose of the Company shall be engaging in any lawfull business. Specifically, but without limitation of the preceding sentence, the purpose for which the Company is formed is acquiring, holding and disposing of an interest in, or otherwise dealing with the Property. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and to be characterized, for federal tax purposes, as a partnership subject to Subchapter K of the Code. The Member shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a partnership under federal tax laws.

3.2      Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1      Capital Contributions. The Member has made the contribution to the capital of the Company in the amount set forth on Exhibit “B” attached hereto.

4.2      Capital Accounts. The Company will maintain for each Member an account designated as his/her “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

ARTICLE V

CASH FLOW

5.1      Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Member subject to any limitations on the Company’s ability to make distributions imposed by the Company’s lenders or by applicable law.

ARTICLE VI

MEMBERS, MEMBER MEETINGS, AND VOTING RIGHTS

6.1      Admission of New Members. No other person shall be made a Member without the unanimous consent of the Members at the time such membership decision is to be made. The Secretary shall revise Exhibit B attached hereto to reflect the admission of new Members. Upon the unanimous consent of the Members, the Company may enter into Contribution Agreements and Contribution Allowance Agreements as defined in the Act. The Secretary shall revise Exhibit “B” attached hereto to reflect any such agreements.

6.2      Meetings. Meetings of the Members may be called by the Chief Manager, Secretary or any member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.3      Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.4      Voting. Each Member shall have voting power proportionate to such Member’s Percentage Interest. Unless otherwise provided by law or this Agreement, action on a matter (other than the election of Managers) by Members at a meeting at which a quorum is present is approved if the votes cast favoring the action exceed the votes cast opposing the action. Managers shall be elected by a plurality of the votes cast by the Members entitled to vote in the election at a meeting at which a quorum is present.

6.5      Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken in lieu of a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Such action by written consent in lieu of a meeting shall be delivered to the Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1      Management of Company. The overall management of the business and affairs of the Company shall be vested in the Member. All decisions with respect to the management of the Company shall be made by the Chief Manager.

7.2      Borrowing. The Company may borrow for Company purposes from any source upon such terms and conditions as the Chief Manager may determine. The Chief Manager shall be and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust, guarantees and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

 MEMBER

8.1      Election, Withdrawal and Removal of Managers. The Company shall at all times have at least two (2) Managers, those being the Chief Manager and the Secretary. The Chief Manager and Secretary shall be the persons designated as such on Exhibit “C”, each of whom shall hold office until removal from office or until its respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary, may be held by the same person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers. The Members may, at any time and without cause, remove any one (1) or more of the Managers. The Members may, at any time, eliminate any Manager position other than that of the Chief Manager and the Secretary. Any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect its status as a Member, if any.

8.2           Chief Manager. The Chief Manager shall:

(a)      See that all orders and resolutions of the Member are carried into effect;

(b)      Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated or limited (i) by the Articles of Organization, (ii) by this Agreement, or (iii) by the Member to some other Managed OT agent of the Company;

(c)      Carry out the day to day operations of the Company in accordance with the directions of and subject to the review of the Member;

(d)      Perform other duties prescribed by the Member, by this Agreement. or by the Act; and

(e)      In the event the Company has a vacancy in the office of Secretary, any notices, documents or other matters that otherwise are required to go to the Secretary may be delivered to the Chief Manager.

8.4            Secretary. The Secretary shall:

(a)      Keep accurate membership records for the Company;

(b)      Maintain records of and, whenever necessary, certify all proceedings of the Member of the Company;

(c)      Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company; and

(d)      Perform other duties prescribed by the Member or by the Chief Manager.

8.5       Other Managers. If the Member elects other Managers in addition to the Chief Manager and Secretary, such other Managers shall perform such duties as are specifically designated by the Member.

8.6         Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Member, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee o1 the Manager.

8.7          Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest as defined in the Act is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Member and the transaction is authorized. approved or ratified by the Member or if the transaction is fair to the Company.

8.8      Other Interests. Notwithstanding any duty existing at law or in equity, any Manager or Member may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.9       Standard of Conduct. Notwithstanding any duty otherwise existing at law or in equity, a Manager shall discharge the duties of its office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

8.10       Limitation on Authority of Managers. Nothing contained in this Article VIII shall be construed as giving the Managers any authority over the management of the Company which management authority shall be always vested in the Member unless such authority has been specifically delegated to such Manager pursuant to this Article VIII.

ARTICLE lX

INDEMNIFICATION

9.1       Authority to Indemnify. The Company shall be authorized and shall indemnify the Member and the Managers pursuant to and in accordance with the Act.

ARTICLE X

FISCAL MATTERS

10.1        Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2          Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

10.3         Tax Status; Elections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, the Member hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Member.

ARTICLE XI

GENERAL PROVISIONS

11.1       Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)      in the case of the Company, to the address set forth in Section 2.5;

(b)      in the case of any Members, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

11.2      Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

11.3         Applicable Law. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State o1 Florida.

11.4         Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

11.5        Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

11.6            Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

11.7            Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Members; provided, however, that this Secretary is hereby authorized and directed to amend Exhibit “B” and/or “C” to reflect changes in the information set forth on Exhibit “B” and/or “C”.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMBER:

CBL & ASSOCIATES MANAGEMENT, INC,
a Delaware corporation

By:
Jeffery V. Curry, Chief Legal Officer

EXHIBIT “A”

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PORT ORANGE HOLDINGS II LLC

Those certain tracts or parcels of land located in Port Orange, Volusia County, Florida. and the improvements thereon, being approximately 29.51 acres.

EXHIBIT “B”

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PORT ORANGE HOLDINGS II, LLC

	Members

Name, Address	Percentage Interest	Cash Contributed or Agreed Value of Other Property or Services

CBL & Associates
Management, Inc.	100%	$1,000
CBL Center, Suite 500
2030 Hamilton Place Boulevard
Chattanooga, Tennessee 37421

EXHIBIT “C”

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PORT ORANGE HOLDINGS II,LLC

Managers

Chief Manager:	CBL & Associates Management, Inc.

Secretary:	CBL Holdings I, Inc.